Exhibit 99.1

Cypherpunk Reports Full Year 2025 Financial Results

Cambridge, MA – March 16, 2026 – Cypherpunk Technologies Inc., (Nasdaq: CYPH) ("Cypherpunk"), today reported financial results for the year ended December 31, 2025.

“2025 was a transformational year. Following a $58.88 million private placement led by Winklevoss Capital, we rebranded as Cypherpunk to become a privacy technology company with a digital asset treasury strategy focused on Zcash, while advancing sirexatamab for the treatment of patients with colorectal cancer through our Leap Therapeutics subsidiary,” said Douglas E. Onsi, President and CEO of Cypherpunk.

“Since we began operating as Cypherpunk in October, we have purchased 294,743.10 ZEC for our treasury and made a $5 million strategic investment in Zcash Open Development Lab (“ZODL”), the development team behind Zodl, the leading Zcash wallet. In the year ahead, we will remain focused on advancing the adoption of Zcash and expanding our efforts across a broad set of technologies that defend privacy,” said Will McEvoy, Chief Investment Officer of Cypherpunk.

Cypherpunk Highlights:

•	Closed a $58.88 million private placement in cash led by Winklevoss Capital
o	In October 2025, the Company raised $58,888,888 in cash led by Winklevoss Capital to become the leading public company focused on advancing privacy preserving technologies. In the transaction, the Company issued: (i) 15,212,311 shares of common stock, (ii) pre-funded warrants to purchase up to an aggregate of 80,768,504 shares of common stock at an exercise price of $0.001 per share, and (iii) warrants to purchase an additional 71,985,605 shares of common stock at an exercise price of $0.5335 per share.

•	Appointed digital asset executives and industry leaders as board members and strategic advisors
o	In November 2025, the Company appointed Khing Oei as Chairman of the Board of Directors, and Will McEvoy as Chief Investment Officer and a Board member.
o	In December 2025, the Company announced that industry pioneer Zooko Wilcox, the founder of Zcash, former CEO of the Electric Coin Company, and current Chief Product Officer of Shielded Labs, joined the company as a Strategic Advisor.
o	In December 2025, the Company announced that Josh Swihart, Chief Executive Officer of ZODL, joined the company as a Strategic Advisor.
o	In January 2026, the Company announced that Arjun Khemani, a prominent voice in the Zcash ecosystem and the "philosophy of progress" movement, joined the company as a Strategic Advisor.

•	Increased treasury holdings to 294,743.10 ZEC
o	As of March 12, 2026, Cypherpunk holds a total of 294,743.10 ZEC, at an average purchase price of $335.89, representing approximately 1.78% of the total circulating supply of the Zcash network.
o	The Company believes that privacy-protecting assets and related technologies will be critical in the increasingly digital and AI driven world. The Company intends to acquire and hold ZEC, the native coin of Zcash, as its primary digital asset and to be an active participant in the Zcash community.
o	ZEC is a digital currency that can be transmitted over a peer-to-peer payment system. Zcash uses a cryptographic method called “zero-knowledge proofs” to allow users to engage in financial transactions while maintaining greater privacy.

•	Invested $5 million into ZODL
o	In March 2026, the Company expanded its holdings with a $5 million investment in Zcash company, ZODL, alongside key investors including a16z, Winklevoss Capital, Coinbase, Paradigm, Chapter One, David Friedberg, Balaji Srinivasan, and others. This marks Cypherpunk’s first technology investment outside of ZEC. ZODL, which now houses the top Zcash wallet, Zodl, aims to make Zcash easier to use with continued development of the wallet and support of the Zcash protocol.

Leap Therapeutics Subsidiary Highlights:

•	Presented final clinical data from Part B of the DeFianCe study of sirexatamab plus bevacizumab and chemotherapy in colorectal cancer (“CRC”) patients
o	In a Mini Oral session at the ESMO Congress in October 2025, the Company presented the final results from Part B of the DeFianCe study, a Phase 2 study of sirexatamab, an anti-DKK1 monoclonal antibody, in combination with bevacizumab and chemotherapy compared to bevacizumab and chemotherapy in patients with microsatellite stable CRC who have received one prior systemic therapy for advanced disease. Sirexatamab demonstrated a statistically significant benefit on overall response rate (“ORR”), progression-free survival (“PFS”), and Overall Survival (“OS”) in patients with high levels of DKK1, along with a positive trend on ORR and PFS in the full intent-to-treat population.
o	Across the DKK1-high (upper quartile) patients (n=44):
▪	ORR was 44.0% in the Sirexatamab Arm vs. 15.8% ORR in the Control Arm, p-value = 0.0149
▪	mPFS was 9.36 months in the Sirexatamab Arm vs. 5.88 months in the Control Arm, HR 0.46, p-value = 0.0168.
▪	mOS was not reached in the Sirexatamab Arm vs. 9.66 months in the Control Arm, HR 0.17, p-value < 0.001.

•	Advancing DKK1 biomarker diagnostic test and engaging with regulatory authorities
o	Leap is engaging with regulatory agencies to discuss the registrational pathway for sirexatamab in DKK1-high CRC patients. Leap is also working with a leading diagnostics research laboratory to optimize the DKK1 biomarker diagnostic test that could be used to identify DKK1-high CRC patients with poor prognosis and to select patients for treatment with sirexatamab. Leap expects to provide an update on the next steps in sirexatamab development and on the registrational pathway in the coming weeks.

Selected Year-End 2025 Financial Results

Net Income was $4.8 million for the year ended December 31, 2025, compared to a Net Loss of $67.8 million for the year ended December 31, 2024. The increase was primarily due to $50.4 million of unrealized gains on the fair value of the Company’s ZEC treasury holdings which are marked to market at the end of each period, as well reductions in research and development expenses and general and administrative expenses due to the completion of the sirexatamab Phase 2 clinical development program and a reduction in force of full-time employees.

Research and development expenses were $25.7 million for the full year 2025, compared to $57.2 million for the same period in 2024. The decrease for the full year 2025 was primarily due to a decrease in clinical trial costs and manufacturing costs during the year ended December 31, 2025. There was also a decrease in payroll and other related expenses due to a decrease in headcount, a decrease in stock based compensation expense, and a decrease in consulting fees.

General and administrative expenses were $10.9 million for the full year 2025, compared to $12.8 million for the same period in 2024. The decrease for the full year 2025 was primarily due to a decrease in payroll and other related expenses due to a decrease in incentive based compensation expense and a decrease in headcount. This decrease was partially offset by an increase in stock based compensation expense due to RSUs granted, and an increase in professional fees during the year ended December 31, 2025.

During the year ended December 31, 2025, the Company recorded a $50.4 million unrealized gain on the change in fair value of the Company’s ZEC treasury holdings.

Cash and cash equivalents totaled $14.0 million on December 31, 2025, and ZEC treasury holdings, categorized as a digital asset receivable, totaled $147.4 million on December 31, 2025.

About Cypherpunk

Cypherpunk Technologies is a privacy technology company. The Company’s mission is to advance technologies that guarantee privacy for humans on the internet. Cypherpunk pursues this mission through two primary strategies: accumulating Zcash (ZEC); and investing in, acquiring, and building technologies that push the frontier of privacy forward. Additionally, through its subsidiary Leap Therapeutics, Inc., the Company is developing novel therapies for patients with cancer, continuing the development of sirexatamab and FL-501. For more information about the Company, visit our websites at http://www.cypherpunk.com and http://www.leaptx.com or view our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via https://investors.leaptx.com/.

About Winklevoss Capital

Winklevoss Capital is an investment firm founded in 2012 by Cameron and Tyler Winklevoss that invests in frontier technologies.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. Forward-looking statements address various matters including statements relating to the value of the Company’s ZEC holdings, the investment in ZODL, or digital assets held or to be held by the Company, the expected future market, price and liquidity of ZEC or other digital assets the Company acquires, the macro and political conditions surrounding Zcash or digital assets, the Company’s plan for value creation and strategic advantages, market size and growth opportunities, regulatory conditions, competitive position and the interest of other corporations in similar business strategies, technological and market trends, and future financial condition and performance. Risks and uncertainties of the digital asset treasury strategy include, among others: (a) risks relating to the Company’s operations and business, including the highly volatile nature of the price of ZEC; (b) the risk that material changes in the price of ZEC, such as decreases in price, will result in significant changes to the Company’s financial statements, such as unrealized losses on fair value of ZEC holdings and net loss; (c) the risk that the price of the Company’s Common Stock may be highly correlated to the price of ZEC; (d) the risk that the Company will fail to realize the anticipated benefits of the ZEC digital asset treasury strategy or the investment in ZODL; (e) risks related to the custody of our ZEC and our reliance on Gemini Space Station and its affiliates for trading and custody services; (f) changes in business, market, financial, political and regulatory conditions; (g) risks related to increased competition in the industries in which the Company does and will operate; (h) risks relating to significant legal, commercial, regulatory and technical uncertainty regarding digital assets generally; (i) risks relating to the treatment of crypto assets for U.S. and foreign tax purposes; and (j) the ability to comply with the continued listing requirements of the Nasdaq Capital Market. With respect to our biotechnology operations, important factors that could cause actual results to differ materially from our plans, estimates or expectations could include, but are not limited to: (i) our ability and plan to develop and commercialize sirexatamab; (ii) our estimates regarding our capital requirements and our ability to raise additional financing to support continued development; (iii) the success of other competing therapies that may become available; (iv) the manufacturing capacity for sirexatmab; and (v) our ability to maintain and protect our intellectual property rights.

New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. The Company may not actually achieve the forecasts disclosed in such forward-looking statements, and you should not place undue reliance on such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to those set forth under the caption "Risk Factors" in the Company’s most recent Annual Report on Form 10-K filed with the SEC, or as may be included in other reports or information we file with the SEC, as well as discussions of potential risks, uncertainties, and other important factors in its subsequent filings with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the Company, nor any of its affiliates, advisors or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

CONTACT:

Douglas E. Onsi

President & Chief Executive Officer

Cypherpunk Technologies Inc.

617-714-0360

For Investors:

Matthew DeYoung

Investor Relations

Argot Partners

212-600-1902

leap@argotpartners.com

For Media:

Jacqueline Ortiz Ramsey
It Factor Strategies

954-294-3249

jacqueline@itfactorstrategies.com

Cypherpunk Technologies, Inc

Consolidated Statement of Operations

Cypherpunk Technologies Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Year Ended December 31
	2025	2024
Operating expenses:
Research and development	$25,670	$57,211
General and administrative	10,870	12,846
Restructuring charges	4,527	-
Total operating expenses	41,067	70,057
Loss from operations	(41,067)	(70,057)
Interest income	916	3,129
Interest expense	(24)	-
Australian research and development incentives	(157)	-
Change in fair value of digital assets	50,404	-
Foreign currency gain (loss)	5	(42)
Income (loss) before income taxes	10,077	(66,970)
Provision for income taxes	(5,255)	(585)
Net income (loss)	4,822	(67,555)
Dividend attributable to down round feature of warrants	-	(234)
Net income (loss) attributable to common stockholders	$4,822	$(67,789)

Net income (loss) per share
Basic	$0.07	$(1.81)
Diluted	$0.07	$(1.81)

Weighted average common shares outstanding
Basic	66,140,346	37,550,677
Diluted	70,672,358	37,550,677

Cypherpunk Technologies, Inc

Consolidated Balance Sheet

Cypherpunk Technologies Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$14,035	$47,249
Digital assets receivable	147,404	-
Research and development incentive receivable	602	704
Prepaid expenses and other current assets	40	86
Total current assets	162,081	48,039

Right of use assets, net	38	262
Deferred costs	401	-
Deposits	662	823
Total assets	$163,182	$49,124

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,981	$4,743
Accrued expenses	2,067	8,536
Income tax payable	472	531
Lease liability	38	266
Total current liabilities	4,558	14,076

Non-current liabilities:
Deferred tax liability	5,118	-
Total liabilities	9,676	14,076

Stockholders' equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding as of December 31, 2025 and 2024, respectively	-	-
Common stock, $0.001 par value; 490,000,000 and 240,000,000 shares authorized; 83,851,051 and 38,329,894 shares issued and outstanding as of December 31, 2025 and 2024, respectively	84	38
Stock subscription receivable	(150)	-
Additional paid-in capital	616,216	502,501
Accumulated other comprehensive loss	(95)	(120)
Accumulated deficit	(462,549)	(467,371)
Total stockholders’ equity	153,506	35,048
Total liabilities and stockholders' equity	$163,182	$49,124

Cypherpunk Technologies, Inc

Consolidated Statement of Cash Flows

Cypherpunk Technologies Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash used in operating activities	$(43,902)	$(60,299)
Cash used in investing activities	(97,000)	-
Cash provided by financing activities	107,649	37,184
Effect of exchange rate changes on cash and cash equivalents	39	(279)
Net decrease in cash and cash equivalents	$(33,214)	$(23,394)
Cash and cash equivalents at beginning of year	47,249	70,643
Cash and cash equivalents at end of year	$14,035	$47,249